Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Nos. 333-139733 and 333-156067 of BNC Bancorp on Form S-8 of our report dated June 24, 2010, related to the audit of the statement of assets acquired and liabilities assumed by BNC Bancorp and subsidiary pursuant to the Purchase and Assumption Agreement, dated April 9, 2010, which is included in the Current Report on Form 8-K/A of BNC Bancorp filed with the Securities and Exchange Commission on June 24, 2010.

/s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina
June 24, 2010